As filed with the Securities and                              Page 1 of __ pages
Exchange Commission on September 1, 1998                      Reg. No. 0-22905

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          Golden Phoenix Minerals, Inc.
                          -----------------------------
             (Exact name of Registrant as specified in its charter)


           Minnesota                                           41-1878178
           ---------                                           ----------
(State or other jurisdiction of                              (IRS Employer
incorporation or organization)                             Identification No.)


                     3595 Airway Drive, Reno, Nevada 89511
                     -------------------------------------
               (Address of principal offices, including zip code)

                        Steven Heard Consulting Agreement
                        ---------------------------------
                       Jason Bahnman Consulting Agreement
                       ----------------------------------
                            (Full Title of the Plan)


                                 Charles Clayton
                                  527 Marquette
                          Minneapolis, Minnesota 55402
                                 (612) 338-3738
                                 --------------
                     (Name and Address of agent for service)
          (Telephone number, including area code for agent for service)


IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [X]

                         CALCULATION OF REGISTRATION FEE
================================================================================================
Title of Each        Amount to be  Proposed Maximum   Proposed Maximum          Amount of
Class of Securities   Registered    Offering Price        Aggregate       of Registration Fee(1)
to be Registered                     Per Share(1)     Offering Price(1)
------------------------------------------------------------------------------------------------
Common Stock
No par value           175,000          $.50             $87,500                 $100.00

Total                                                                            $100.00

===========================================
(1) Estimated solely for purposes of calculating registration fee pursuant to Rule 457 based upon the most recent bid price on OTC.

                         FORM S-8 REGISTRATION STATEMENT
                        FOR 1998 CONSULTANT STOCK GRANT

                     ---------------------------------------

                                     PART I.
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

     This Registration Statement is filed with the Securities and Exchange Commission (the "Commission") for the purpose of registering shares of common stock, no par value, ("Common Stock") of the Registrant in connection with its 1998 Consultant Stock Plans pursuant to written compensation agreements dated July 30, 1998 (the Plans).

     A prospectus containing the information specified in Part I of Form S-8 will be sent or given to consultants as specified by Rule 428(b)(1). Such prospectus is not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.



                                    PART II.
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3 - INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference into this Registration Statement, and are made a part hereof:

(a) The Registrant's annual report on Form 10-KSB, for the fiscal year ended December 31, 1997.

(b) The Registrant's quarterly report on Form 10QSB for the quarter ended March 31, 1998.

(c) The Registrant's quarterly report on Form 10-QSB for the quarter ended June 30, 1998.

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of such fiscal year.

(e) All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold, or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes such statement. Any such document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4 - DESCRIPTION OF SECURITIES.

Not applicable.


ITEM 5 - INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.


ITEM 6 - INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Minnesota Statutes, Section 302A.521, contains indemnification provisions which permits indemnification by a corporation of any officer, director and affiliated person who was or is a party, or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member, director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as member, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, and against judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted, or failed to act, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. All indemnification must be reported to the shareholders at the next annual meeting. In some instances a court must approve such indemnification.


ITEM 7 - EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8 - EXHIBITS.

Reference is made to the Exhibit Index which is included on page __ of this Registration Statement following the Signature Page.


ITEM 9 - UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 6 hereof or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

     The undersigned registrant undertakes to deliver or cause to be delivered with the prospectus to each consultant to whom the prospectus is sent or given a copy of the registrant's annual report to stockholders for its last fiscal year, unless such consultant has received a copy of such report, in which case the registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the consultant. If the last fiscal year of the registrant has ended within 120 days prior to the use of the prospectus, the annual report of the registrant for the preceding fiscal year may be delivered, but within such 120- day period the annual report for the last fiscal year will be furnished to each consultant.

     The undersigned registrant undertakes to transmit or cause to be transmitted to all consultants participating in the plan who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on August ___, 1998.


                         /s/
                      ---------------------------------------------
                      Michael R. Fitzsimonds, Chief Executive Officer & Director


                         /s/
                      ---------------------------------------------
                      Steven Craig, Secretary


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each Officer and Director may execute a separate signature page and when all of the separate pages are put together, they shall be construed as one signature page as if all of the Officers and Directors had signed on one page.

Dated: August 27, 1998

   /s/
------------------------------------------
Michael R. Fitzsimonds, Director

   /s/
------------------------------------------
Daniel T. Taylor, Director

   /s/
------------------------------------------
Allan J. Marter, Director

   /s/
------------------------------------------
Dennis J. McDowell, Director

   /s/
------------------------------------------
David A. Caldwell, Director

NO SEAL:

                                  EXHIBIT INDEX

     Exhibit numbers are in accordance with the Exhibit Table in Item 601 of Regulation S-K.


Exhibit No.    Description                                  Sequential Page No.

4.1            Consulting Agreement Steven Heard

4.2            Consulting Agreement Jason Bahnman

5.1            Opinion Letter

PROSPECTUS

                          GOLDEN PHOENIX MINERALS, INC.

                         175,000 Shares of Common Stock


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     This Prospectus relates to 175,000 shares (the Shares) of common stock of Golden Phoenix Minerals, Inc. (the Company). The Shares have been issued to consultants (the Selling Shareholders) pursuant to the Consulting Agreements. The Selling Shareholders will be offering the Shares for their own respective accounts, and the Company will not receive any part of the proceeds from the sales (see Selling Shareholders). This Prospectus identifies the Selling Shareholders with a current intent to sell, and other Selling Shareholders who hold Shares eligible for sale. Additional Selling Shareholders may be identified by prospectus supplements.

     The Company has been advised by the Selling Shareholders that there are not any underwriting arrangements with respect to the sale of the Shares. The Shares will be sold from time to time in the over-the-counter market at then prevailing prices or at prices related to the then current market prices or in private transactions at negotiated prices, and brokerage fees may be paid by the Selling Shareholders in connection with any sale. The Selling Shareholders will pay all applicable stock transfer taxes, transfer fees and related fees and expenses. The Company will bear the cost of preparing and filing the Registration Statement and Prospectus and all filing fees and legal and accounting expenses in connection with registration under federal and state securities laws.


THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK (SEE RISK FACTORS)



                 The Date of this Prospectus is August 31, 1998

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance with the Act files reports, proxy statements and other information with the Securities and Exchange Commission (the Commission). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and the Commission's Regional offices at 75 Park Place, 14th Floor, New York, New York 100007; 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036 and 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from such facilities and the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates.

     This Prospectus, which constitutes part of a registration statement filed by the Company with the Commission under the Securities Act of 1934 omits certain of the information contained in the registration statement. Reference is hereby made to the registration statement and to the exhibits relating thereto for further information with respect to the Company and the Shares offered. Statements contained concerning the provisions of documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The following documents are incorporated by reference into this Registration Statement, and are made a part hereof:

(a) The Registrant's annual report on Form 10-KSB, for the fiscal year ended December 31, 1997.

(b) The Registrant's quarterly report on Form 10QSB for the quarter ended March 31, 1998.

(c) The Registrant's quarterly report on Form 10-QSB for the quarter ended June

30, 1998.

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of such fiscal year.

(e) All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold, or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes such statement. Any such document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


                                   THE COMPANY


     Golden Phoenix Minerals, Inc. (the "Company") was formed in Minnesota on June 2, 1997 and has had limited operations.

     The Company plans to produce economically valuable minerals from the mineral properties it currently controls, and from mineral properties that it will acquire in the future. The Company intends to concentrate its exploration efforts in the Western United States and Alaska.

     The Company's corporate directors, officers and technical support team is comprised of 8 former senior management, geological exploration and development staff members from Santa Fe Pacific Gold Corp. (SFPG) and one senior exploration manager from Rio Tinto (RTZ/Kennecott). This experienced and diverse team has in excess of 100 years of major corporate mineral exploration, development and gold production experience.

     Golden Phoenix's key employees were actively involved in the exploration, discovery and development activities of SFPG, which was the sixth largest gold producer in North America before it was purchased by Newmont Gold, North America's largest gold producer, for $2.2 billion. SFPG discovered and developed over 28 million ounces of gold reserves with annual production in excess of 800,000 ounces.

     The Company will provide joint venture opportunities to other selected mining companies, to conduct exploration or development on mineral properties the Company owns or controls. The Company and its joint venture partners will explore and develop selected properties to a stage of proven and probable reserves, at which time the Company will then decide whether to sell its interest in a property or take the property into production with its joint venture partner. By joint venturing its properties and thereby reducing its share of the costs for exploration of those properties, the Company can maintain, while continuing to acquire, an interest in a portfolio of gold and base metals properties in various stages of mineral exploration and development. This corporate strategy will minimize financial risk that the Company would incur by assuming all the exploration costs associated with developing any one property, while maximizing the potential of success and growth.

     The Company believes that it can create the basis for a competitive minerals exploration company through assembling a unique group of individuals with experience in target generation and discovery, resource evaluation and mine development. The technical team that the Company has assembled consists of two geological engineers with 42 years of combined experience in the economic evaluation of mining properties, three geologists with 54 years of combined experience in mineral exploration, one professional land surveyor who is also an explorationist with 19 years experience, and one landman/lawyer with 15 years experience in the minerals industry.

     There are at least five sources of land for exploration by the Company: public lands, private fee lands, aboriginal tribal lands, unpatented mining claims, and patented mining claims. The primary sources for acquisition of these lands are the United States government, through the Bureau of Land Management and the U. S. Forest Service, state governments, tribal governments, and individuals or entities who currently hold title to or lease government and private lands.

     There are numerous levels of government regulation associated with the activities of exploration and mining companies. The only two types of permitting which the Company should have to be concerned with in the near future are "Notice of Intent" and "Plan of Operations." Both types of procedures will be necessary in the next twelve months. The Company has not yet filed for any of these permits and cannot guarantee that the regulatory agency will in a timely manner approve, if at all, the necessary permits. Further, it will be necessary to obtain or post a bond for the reclamation of the proposed surface disturbance.

     The total cost and effects on the Company's operations of the permitting and bonding process cannot be estimated at this time. The cost will vary for each project when it is initiated.

JOINT VENTURES

     The company has signed an acquisition agreement ("Welsh Agreement") with J.
D. Welsh & Associates ("Welsh") to acquire 100 percent of Welsh's 30 percent interest in the Borealis Mine project in Mineral County, Nevada. The Company has initially paid Welsh US$250,000 and 50,000 shares of its common stock (valued at US$2.10) for an initial 25 percent ownership in Welsh's 30 percent participating interest in the Borealis Mine project. The Company can purchase Welsh's entire interest by completing scheduled payments totaling an additional US$1.25 Million over the next 3 years. The Company is carried through positive feasibility after the completion of the Welsh payments. Cambior Exploration USA, Inc. ("Cambior USA") currently is earning a 70 percent interest in the project upon the condition of spending US$7Million over the next 7 years. Cambior is the operator of the Borealis Mine project. If Cambior fails to make its required work commitment then the property will revert to 100 percent ownership and operation by the Company.

     An agreement to acquire the property called High-Grade has been entered into with Kennecott Exploration Company ("Kennecott"), a subsidiary of Rio Tinto Plc., and will allow the Company to earn-in a 100 percent interest in the property. Kennecott Exploration has retained a buy-back option at the time a positive feasibility study is completed. Should Kennecott exercise that option, they would become mine operator and reimburse the Company 150 percent of 51 percent of its exploration expenditures to enter into a 51 percent-49 percent joint mining venture; if not, Kennecott would reduce to a 2 percent net smelter return royalty. The Company has agreed to make a US$1Million work commitment over 3 years and a cash or stock payment of US$200,000. No other payments are required.

FUNDING

     The Company plans to finance its operations through the exercising of common stock options controlled by key directors of the Company. As part of the formation of the Company, the Board of Directors resolved to create two million options with one million at US$2.00 and one million at US$3.00. These were created respectively in the names of Michael R. Fitzsimonds, president, and Donald J. McDowell, executive vice president, for the purpose of raising additional financing as the company needed operating capital for its exploration and development activities. The Company will also offset some of its cost by joint-venturing its properties with other mining groups for exploration and development while paying fees to Golden Phoenix Minerals, Inc. for the right to acquire an interest in the property.

COMPETITION

     Over the last five years the imposition of claim rental fee policies by the United States Government and the general exodus of major gold corporations from the U.S. to pursue mineral exploration in foreign countries has opened prospective mineral ground for location and acquisition. Recently, however, mining claim staking by the major mining companies on public lands has increased and may be signaling a more competitive environment for the Company in the future.

SEASONAL EFFECTS

     The Company has positioned itself to handle any seasonal aspect of the exploration business by locating properties in differing climatic zones, thus allowing field work on a near year-round basis. Problems of access and inclement weather will be minimized through strategic planning of fieldwork.

CAPITAL EQUIPMENT

     The only capital equipment the Company plans to purchase in the next twelve months will be field vehicles and computer equipment. The field vehicles will be for staff professionals only, all contractors will provide their own vehicles. The computer equipment will aid in the analysis of geologic data and in the preparation of reports for shareholders. The Company will be able to evaluate and make decisions on the economic viability of a mineral property more efficiently with the appropriate computer equipment and software.

STAFFING

     The Company does not anticipate adding any further permanent staff in the next twelve months of operation. The Company will employ independent contractors to fulfill short-term needs and obligations.

ENVIRONMENTAL CONTROLS

     The Company is required to comply with numerous environmental laws and regulations imposed by federal and state authorities. At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the RCRA, CERCLA and the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including gold ore mining and processing. In 1997, the BLM amended its surface management regulations to require bonding of all hardrock and exploration operations greater than casual use. Until the EPA formally proposes the new regulatory program, there is not a sufficient basis on which to predict the potential impacts of such regulations on the Company.

     Many states, including the State of Nevada (where a majority of the Company's properties are located), have also adopted regulations that establish design, operation, monitoring, and closing requirements for mining operations. Under these regulations, mining companies are required to provide a reclamation plan and financial assurance to insure that the reclamation plan is implemented upon completion of mining operations. Additionally, Nevada and other states require mining operations to obtain and comply with environmental permits, including permits regarding air emissions and the protection of surface water and groundwater.

     The Company's compliance with federal and state environmental laws may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in the Company's intended exploration, development and production activities. Further, new or different environmental standards imposed by governmental authorities in the future could adversely affect the Company's business activities.

PROPOSED LEGISLATION AFFECTING THE MINING INDUSTRY

     During the past several years, the United States Congress considered a number of proposed amendments to the General Mining Law of 1872, as amended (the "General Mining Law") which governs mining claims and related activities on federal lands. In 1992, a holding fee of US$100 per claim was imposed upon unpatented mining claims located on federal lands. Beginning in October 1994, a moratorium on processing of new patent applications was approved. In addition, a variety of legislation is now pending before the United States Congress to amend further the General Mining Law. The proposed legislation would, among other things, change the current patenting procedures, limit the rights obtained in a patent, impose royalties on unpatented claims, and enact new reclamation, environmental controls and restoration requirements. The royalty proposal ranges from a two percent royalty on "net profits" from mining claims to an eight percent royalty on modified gross income/net smelter returns. The extent of any such changes that may be enacted is not presently known, and the potential impact on the Company as a result of future congressional action is difficult to predict. If enacted, the proposed legislation could adversely affect the economics of development of operating mines on the federal unpatented mining claims held by the Company because many of the Company's properties consist of unpatented mining claims on federal lands. The Company's financial performance could therefore be materially and adversely affected by passage of all or pertinent parts of the proposed legislation.

UNCERTAINTY OF DEVELOPMENT AND PROPERTY ECONOMICS

     Exploration for and production of minerals is highly speculative and involves greater risks than are inherent in many other industries. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Also, because of the uncertainties in determining metallurgical amenability of any minerals discovered, the mere discovery of mineralization may not warrant the mining of the minerals on the basis of available technology.

     The Company's decision, as to whether any of the mineral properties it now holds or which it may acquire in the future contain commercially minable deposits, and whether such properties should be brought into production, depends upon the results of its exploration programs and/or feasibility analyses and the recommendations of engineers and geologists. The decision will involve the consideration and evaluation of a number of significant factors, including, but not limited to, the: (i) receipt of government permits; (ii) costs of bringing the property into production, including exploration and development work, preparation of feasibility studies and construction of production facilities costs; (iii) availability and costs of financing; (iv) ongoing costs of production; (v) market prices for the metals to be produced; and (vi) estimates of reserves or mineralization. No assurance can be given that any of the properties the Company owns, leases or acquires contain (or will contain) commercially minable mineral deposits, and no assurance can be given that the Company will ever generate a positive cash flow from production operations on such properties.

UNCERTAINTY OF TITLE

     A majority of the Company's properties consist of unpatented mining claims, which the Company owns or leases. These claims are located on federal land or involve mineral rights that are subject to the claims procedures established by the General Mining Law. Under this law, if a claimant complies with the statute and the regulations for the location of a mining claim or mill site claim, the claimant obtains a valid possessory right to the land or the minerals contained therein. To preserve an otherwise valid claim, the claimant must also make certain additional filings with the county in which the land or mineral is situated and with the Bureau of Land Management and pay an annual holding fee of US$100 per claim. If a claimant fails to make the annual holding payment or make the required filings, the mining claim is void or voidable.

     Because mining claims are self-initiated and self-maintained rights, they are subject to unique vulnerabilities not associated with other types of property interests. It is difficult to ascertain the validity of unpatented mining claims from public property records and, therefore, it is difficult to confirm that a claimant has followed all of the requisite steps for the initiation and maintenance of a claim. The General Mining Law requires the discovery of a valuable mineral on each mining claim in order for such claim to be valid, and mining claims may be challenged by rival mining claimants and the United States. Under judicial interpretations of the rule of discovery, the mining claimant has the burden of proving that the mineral found is of such quality and quantity as to justify further development, and that the deposit is of such value that it can be mined, removed and disposed of at a profit. The burden of showing that there is a present profitable market applies not only to the time when the claim was located, but also to the time when such claim's validity is challenged. It is therefore conceivable that, during times of falling metal prices, claims that were valid when they were located could become invalid if challenged.

     Title to unpatented claims and other mining properties in the western United States typically involves certain other inherent risks due to the frequently ambiguous conveyance history of those properties, as well as the frequently ambiguous or imprecise language of mining leases, agreements and royalty obligations. No generally applicable title insurance is available for mining. As a result, some of the titles to the Company's properties may be subject to challenge.

MINING RISKS AND INSURANCE

     The Company's operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents. Although the Company currently maintains insurance within ranges of coverage consistent with industry practice to ameliorate some of these risks, no assurance can be given that such insurance will continue to be available at economically feasible rates, or that the Company's insurance is adequate to cover the risks and potential liabilities associated with exploring, owning and operating its properties. Insurance against environmental risks is not generally available to the Company or to other companies in the mining industry.

UNKNOWN ENVIRONMENTAL LIABILITIES FOR PAST ACTIVITIES


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


     Mining operations involve a potential risk of releases to soil, surface water and groundwater of metals, chemicals, fuels, liquids having acidic properties and other contaminants. In recent years, regulatory requirements and improved technology have significantly reduced those risks. However, those risks have not been eliminated, and the risk of environmental contamination from present and past mining activities exists for mining companies. Companies may be liable for environmental contamination and natural resource damages relating to properties, which they currently own or operate or at which environmental contamination occurred while or before they owned or operated the properties. However, no assurance can be given that potential liabilities for such contamination or damages caused by past activities at these properties do not exist.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the services of certain key executives, including Michael R. Fitzsimonds, President and Chairman of the Board of Directors; Donald J. McDowell, Executive Vice President; and Daniel T. Taylor Vice President of Exploration. The loss of any of these individuals could have a material adverse effect on the Company's business and operations. The Company currently does not have key person insurance on these individuals.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

     The Company periodically considers the acquisition of mining claims, properties and businesses. In connection with any such future acquisitions, the Company may incur indebtedness or issue equity securities, resulting in dilution of the percentage ownership of existing stockholders. The Company intends to seek stockholder approval for any such acquisitions only to the extent required by applicable law, regulations or stock market listing rules.


     THE SECURITIES REGISTERED HEREBY ARE SPECULATIVE, INVOLVE A HIGH AMOUNT OF RISK, AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE HIGH RISK ASSOCIATED WITH THESE SECURITIES.

     Prospective investors should, prior to making an investment, carefully consider the following risk factors with respect to the Company and this offering.


                                  RISK FACTORS

(1) Competition. The business in which the Company is engaged is highly competitive and many of the Company's competitors have substantially greater resources and experience than the Company.

(2)  No Dividends. The Company has never paid a dividend on its Common


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


     Stock, and does not intend to pay dividends in the foreseeable future. It currently intends to retain substantially all future earnings for use in its business.

(3) Lack of Operating History and Possibility of Operating Losses. The Company may incur operating losses and no assurance can be given as to the ultimate success or failure of the Company or as to the return, if any, that investors will receive on their investments. Operating losses could be substantial, in which event investors could sustain a total loss of their investment.

(4) Market Acceptance. The Company's ability to successfully market its products will depend upon its acceptance by the community. There can be no assurance that the Company will be able to achieve commercial acceptance of its mining business.

(5) Broker-Dealer Sales of Company's Registered Securities. The Company's common stock is deemed a "Penny Stock" since the Gross assets are less than $4,000,000 and the net assets are less than $2,000,000. Therefore the SEC imposes additional sales requirements on Broker-Dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worths in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with a spouse). In these transactions, the Broker-Dealer must make a suitability determination and obtain the purchaser's written agreement to the transaction prior to the sale. Consequently, the rules may make it more difficult for the Brokers to sell the securities or for shareholders to sell in a secondary market.

THIS LIST OF RISK FACTORS MAY NOT BE COMPREHENSIVE. EACH INVESTOR IS CAUTIONED AND ADVISED TO MAKE HIS OWN INQUIRIES AND ANALYSIS WITH RESPECT TO THE CURRENT AND PROPOSED BUSINESS OF THE COMPANY.


                                   MANAGEMENT

     The executive officers and Directors of the Company are as follows:

Name                                Age              Position
----                                ---              --------

Michael R. Fitzsimonds              41               President, Director

Daniel T. Taylor                    41               Vice President, Director

Donald McDowell                     38               Executive Vice President


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


Allan J. Marter                     50               Director

Dennis J. McDowell                  38               Director

David A. Caldwell                   36               Director

Steven D. Craig                     50               Secretary

     Michael R. Fitzsimonds, Mr. Fitzsimonds is the President, and a Director of the Company. He is a Geological Engineer. He has been associated with Santa Fe Gold Corporation for the past 10 years. He was responsible for resource evaluation and due diligence on corporate acquisition projects worldwide. He has experience in the minerals industry with project development ranging from grass roots exploration to advanced project development and expertise in resource evaluation.

     Daniel T. Taylor, Mr. Taylor is Vice President and a Director. Mr. Taylor is a Geologist. He has been associated with Santa Fe Gold Corporation for the past 10 years in managing exploration and development projects in the Western United States. He has experience in the minerals industry with project development ranging from grass roots exploration to advanced project development.

     Donald J. McDowell, Mr. McDowell is Executive Vice President. Mr. McDowell is a professional land surveyor and geologic explorations with more than 19 years of surveying, mineral exploration and development experience. He was associated with Santa Fe Gold Corporation for more than 10 years and most recently was a geologic consultant conducting project generation for the Kennecot/RTZ exploration team.

     Allan J. Marter, Mr Marter is a Director. Mr. Marter is a financial advisor in the mining industry and Principal of Waiata Resources of Littleton, Colorado (since April, 1996). From 1992 to April, 1996 Mr. Marter was a Director with Endeavour Financial Inc. in Denver, Colorado. He has over 20 years experience in the mining industry and previously served as chief financial officer for junior exploration and mining companies in Denver and Vancouver. He has been active in mining industry activities and in 1993 was President of the Northwest Mining Association. He is also a director of Minera Andes Inc. and Addwest Minerals International, Limited.

     Dennis J. McDowell, Mr. McDowell is a Director. Mr. McDowell is Vice President, Regional Director of Stores for Fred Meyer, Inc. and has worked for that company for the past 12 years.

     David A. Caldwell, Mr. Caldwell is a Director. Mr. Caldwell is a geologist and geophysicist. He has more than 10 years experience in the minerals exploration industry, with experience in sulfur, base metal and gold exploration and development. He had roles in project management and development for Santa Fe


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


Gold Corporation and Gold Fields Mining Company in Nevada, New Mexico and Texas. He was a project geologist with Santa Fe Pacific Gold Corporation and is currently an Officer and Director with Nevada Pacific Gold (US), Inc.

     Steven D. Craig, Mr Craig is Secretary. Mr. Craig is an economic geologist with 23 years of diversified exploration experience. He spent 23 years with Bear Creek Mining and Kennecott Exploration (Rio Tinto). He is involved in the corporate development team of Golden Phoenix Minerals, Inc. and will assist in the management and acquisition in both Alaska and the western United States.

     The directors of the Company are elected annually by the shareholders for a term of one year or until their successors are elected and qualified. The officers serve at the pleasure of the Board of Directors.


                              CERTAIN TRANSACTIONS

     As part of the agreement between Mr. McDowell and the other principles of the Company who make up the Board of Directors, Mr. McDowell agreed to make available to the Company any of the properties he had located prior to the formation of the Company. The only property, which was located and filed with the Federal Government and subsequently, QUIT CLAIMED to the company by Mr. McDowell is the Garamendi property. Four other properties, Long Canyon, Blue Basin, Chisna, and Chistochina were allowed to lapse and were subsequently staked for mineral location by the Company. As part of the agreement to bring these properties into the Company Mr. McDowell would not be compensated monetarily but would retain a 2% NSR on each of the properties if they were put into production.


                                 USE OF PROCEEDS

     The Shares will be offered by the Selling Shareholders for their own respective accounts and the Company will not receive any part of the proceeds from the sale. The principal reason for this offering is to allow the Selling Shareholders to offer their Shares pursuant to an effective registration statement as required in certain agreements between the Company and the Selling Shareholders.


                              SELLING SHAREHOLDERS

     The following table sets forth for each of the Selling Shareholders such person's ownership of shares at June 30, 1998, the number of shares being offered by each person and each person's ownership by number of shares and by percent of total outstanding shares before and after giving effect to the sale of all Shares offered.


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


                           Number of        Percentage of     Percentage after
Name                       Shares owned     Shares owned      offering
----                       ------------     ------------      --------

Steven Heard               100,000 shares         1%                1%

Jason Bahnman               75,000 shares         1%                1%


                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

     The Shares may be sold in one or more of the following ways:

(a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and

(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution, or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer,
(ii) the number of shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer when applicable, (v) that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

     The Selling Shareholders will be subject to anti-fraud and anti-market manipulation rules under the Securities Exchange Act of 1934 in connection with this offering. Rules 10b-2, 10b-6 and 10b-7, among others, effectively prohibit the Selling Shareholders from purchasing the Company's common stock while the Shares are being offered pursuant to this Prospectus.

     The Company has agreed to indemnify the Selling Shareholders and underwriters acting of their behalf against certain liabilities under the Act for material misrepresentations or omissions contained in this Prospectus.

     The laws of certain states may require that sales of the Shares offered be conducted solely through brokers or dealers registered in those states.


                            DESCRIPTION OF SECURITIES

     The company has authorized 200,000,000 shares of stock, no par value, 150,000,000 shares have been designated as common shares, and the remaining 50,000,000 shares are preferred shares. Each holder of common stock has one vote per share on all matters voted upon by the shareholders. Such voting rights are noncumulative so that shareholders holding more than 50% of the outstanding shares of common stock are able to elect all members of the Board of Directors. There are no preemptive rights or other rights of subscription.

     Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors of the company out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation. All shares, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no conversion rights.

     The preferred shares are convertible into 10 common shares at a price of $.10 per share for a period of 10 years. The preferred shares have no voting power, unless converted into common shares. There are no other preferences.


                                  LEGAL MATTERS

     Legal matters in connection with this offering of Common Shares will be passed upon for the Company by Charles Clayton, Attorney at Law, Minneapolis, Minnesota.


                                     EXPERTS


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


     The audited financial statements of the Company included in this prospectus have been examined by the accounting firm of Gary A. LaPalme as set forth in its report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firms as experts in accounting and auditing.


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